Exhibit 23.1

Consent of Independent Auditors

We have issued our report dated January 31, 2017, with respect to the financial statements of ISCS, Inc. as of December 31, 2016 and for the year then ended included in the Current Report on Form 8-K/A of Guidewire Software, Inc. We consent to the incorporation by reference of said report in the Registration Statements of Guidewire Software, Inc. on Form S-8 (Nos. 333-216530, 333-209906, 333-202541, 333-179799, 333-187004, and 333-194290) and in the registration statements on Form S-3 (Nos. 333-191856 and 333-191834).

/s/ Armanino LLP
San Jose, California
April 26, 2017